                                                                    EXHIBIT 99.1


                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets and businesses owned by AT&T, as defined in note 1)

                             Combined Balance Sheets
                                   (unaudited)

                                                                               March 31,       December 31,
                                                                                 2001              2000
                                                                               ---------       ------------
Assets                                                                             amounts in millions
Current assets:
   Cash and cash equivalents                                                   $  2,089             1,295
   Short-term investments                                                           444               500
   Trade and other receivables, net                                                 335               307
   Prepaid expenses and program rights                                              682               537
   Deferred income tax assets                                                        86               242
   Other current assets                                                              84                73
                                                                               --------           -------
         Total current assets                                                     3,720             2,954
                                                                               --------           -------

Investments in affiliates, accounted for using the equity method, and
   related receivables (note 4)                                                  19,222            20,464
Investments in available-for-sale securities and others (note 5)                 19,681            19,035

Property and equipment, at cost                                                   1,072               976
   Less accumulated depreciation                                                    161               131
                                                                               --------           -------
                                                                                    911               845
                                                                               --------           -------
Intangible assets:
   Excess cost over acquired net assets                                          11,221            11,146
   Franchise costs                                                                  190               190
                                                                               --------           -------
                                                                                 11,411            11,336
   Less accumulated amortization                                                  1,210             1,048
                                                                               --------           -------
                                                                                 10,201            10,288
                                                                               --------           -------

Other assets, at cost, net of accumulated amortization                              667               682
                                                                               --------           -------
         Total assets                                                          $ 54,402            54,268
                                                                               ========           =======

Liabilities and Combined Attributed Net Assets

Current liabilities:
   Accounts payable and accrued liabilities                                    $    412               473
   Accrued stock compensation                                                       819             1,216
   Program rights payable                                                           227               179
   Current portion of debt                                                        1,416             1,094
                                                                               --------           -------
        Total current liabilities                                                 2,874             2,962
                                                                               --------           -------

Long-term debt (note 7)                                                           4,621             5,269
Call option obligations (note 7)                                                  1,154                --
Deferred income tax liabilities                                                  11,315            11,337
Other liabilities                                                                    62                62
                                                                               --------           -------

        Total liabilities                                                        20,026            19,630
                                                                               --------           -------

Minority interests in equity of attributed subsidiaries                             329               348

Combined attributed net assets (note 8):
   Combined attributed net assets                                                34,651            34,506
   Accumulated other comprehensive loss, net of taxes                              (579)             (397)
                                                                               --------           -------
                                                                                 34,072            34,109
   Due to (from) related parties                                                    (25)              181
                                                                               --------           -------
     Total combined attributed net assets                                        34,047            34,290
                                                                               --------           -------

Commitments and contingencies (note 9)
     Total liabilities and combined attributed net assets                      $ 54,402            54,268
                                                                               ========           =======


See accompanying notes to combined financial statements.

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets and businesses owned by AT&T, as defined in note 1)

       Combined Statements of Operations and Comprehensive Earnings (Loss)
                                   (unaudited)

                                                                                  Three months ended
                                                                                       March 31,
                                                                               -----------------------
                                                                                 2001            2000
                                                                                 ----            ----
                                                                                  amounts in millions
Revenue:
   Unaffiliated parties                                                        $   418              183
   Related parties (note 8)                                                         86               52
                                                                               -------           ------
                                                                                   504              235
                                                                               -------           ------
Operating costs and expenses:
   Operating, selling, general and
   administrative                                                                  392              167
   Charges from related parties (note 8)                                             7                7
   Stock compensation                                                               63              (23)
   Depreciation and amortization                                                   249              167
                                                                               -------           ------
                                                                                   711              318
                                                                               -------           ------

        Operating loss                                                            (207)             (83)

Other income (expense):
   Interest expense                                                               (133)            (439)
   Dividend and interest income                                                     57               80
   Share of losses of affiliates, net (note 4)                                  (1,302)            (382)
   Other-than-temporary decline in fair value of investments (note 5)             (304)              --
   Gain on dispositions, net (notes 4 and 5)                                       810            2,444
   Unrealized gains on financial instruments, net (notes 2 and 7)                   44               --
   Other, net                                                                        7                5
                                                                               -------           ------
                                                                                  (821)           1,708
                                                                               -------           ------
        Earnings (loss) before income taxes and minority interest               (1,028)           1,625

Income tax benefit (expense)                                                       302             (675)
Minority interests in losses (earnings) of attributed subsidiaries                  29               (8)
                                                                               -------           ------

        Earnings (loss) before cumulative effect of accounting change             (697)             942

Cumulative effect of accounting change, net of taxes (notes 2 and 7)              545               --
                                                                               -------           ------

        Net earnings (loss)                                                       (152)             942
                                                                               -------           ------

Other comprehensive earnings (loss), net of taxes:
   Foreign currency translation adjustments                                       (149)             (31)
   Recognition of previously unrealized losses (gains) on
     available-for-sale securities, net                                              4           (1,478)
   Unrealized gains on available-for-sale securities                                50            3,259
   Cumulative effect of accounting change (notes 2 and 7)                          (87)              --
                                                                               -------           ------

   Other comprehensive earnings (loss)                                            (182)           1,750
                                                                               -------           ------

Comprehensive earnings (loss)                                                  $  (334)           2,692
                                                                               =======           ======


See accompanying notes to combined financial statements.

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets and businesses owned by AT&T, as defined in note 1)

                   Combined Statement of Attributed Net Assets

                        Three months ended March 31, 2001
                                   (unaudited)


                                                                                  Accumulated          Due to           Total
                                                               Combined              other             (from)         combined
                                                              attributed         comprehensive         related       attributed
                                                              net assets      loss, net of taxes       parties       net assets
                                                            -------------     -------------------  -------------   ------------
                                                                                     amounts in millions

Balance at January 1, 2001                                  $      34,506                 (397)             181           34,290
   Net loss                                                          (152)                  --               --             (152)
   Issuances of common stock by attributed subsidiaries                 9                   --               --                9
   Exercise of stock options                                          290                   --               --              290
   Utilization of net operating losses of Liberty
     Media Group by AT&T                                               (2)                  --               --               (2)
   Other comprehensive loss                                            --                 (182)              --             (182)
   Other transfers from related parties, net                           --                   --             (206)            (206)
                                                            -------------     ----------------      -----------    -------------

Balance at March 31, 2001                                   $      34,651                 (579)             (25)          34,047
                                                            =============     ================      ===========    =============


See accompanying notes to combined financial statements.

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets and businesses owned by AT&T, as defined in note 1)

                        Combined Statements of Cash Flows
                                   (unaudited)

                                                                                       Three months ended
                                                                                            March 31,
                                                                                    ------------------------
                                                                                      2001             2000
                                                                                    -------           ------
                                                                                      amounts in millions
                                                                                         (see note 3)
Cash flows from operating activities:
   Net earnings (loss)                                                              $  (152)             942
   Adjustments to reconcile net earnings (loss) to net cash used by operating activities:
        Cumulative effect of accounting change, net of taxes                           (545)              --
        Depreciation and amortization                                                   249              167
        Stock compensation                                                               63              (23)
        Payments of stock compensation                                                 (202)            (183)
        Share of losses of affiliates, net                                            1,302              382
        Deferred income tax expense (benefit)                                          (121)             721
        Intergroup tax allocation                                                      (181)             (46)
        Cash payment from (to) AT&T pursuant to tax sharing agreement                   (25)              33
        Minority interests in earnings (losses) of attributed subsidiaries              (29)               8
        Gain on disposition of assets, net                                             (810)          (2,444)
        Other-than-temporary decline in fair value of investments                       304               --
        Noncash interest                                                                  6              364
        Unrealized gains on financial instruments                                       (44)              --
        Changes in operating assets and liabilities, net of the effect of acquisitions and dispositions:
             Change in receivables                                                      (10)              15
             Change in prepaid expenses and program rights                             (145)             (88)
             Change in payables and accruals                                            (21)               7
                                                                                    -------           ------

               Net cash used by operating activities                                   (361)            (145)
                                                                                    -------           ------

Cash flows from investing activities:
   Cash paid for acquisitions                                                          (109)            (342)
   Capital expended for property and equipment                                          (77)             (12)
   Investments in and loans to affiliates and others                                   (310)            (808)
   Purchases of marketable securities                                                  (431)            (337)
   Sales and maturities of marketable securities                                        229              511
   Cash proceeds from dispositions                                                       52                8
   Other, net                                                                             3               15
                                                                                    -------           ------

               Net cash used by investing activities                                   (643)            (965)
                                                                                    -------           ------

Cash flows from financing activities:
   Borrowings of debt                                                                 1,429            1,820
   Increase in call option obligations due to issuance of senior
     exchangeable debentures                                                          1,028              590
   Repayments of debt                                                                  (662)            (772)
   Cash transfers from (to) related parties                                              29              (41)
   Other, net                                                                           (26)             (24)
                                                                                    -------           ------

               Net cash provided by financing activities                              1,798            1,573
                                                                                    -------           ------

               Net increase in cash and cash equivalents                                794              463

               Cash and cash equivalents at beginning of period                       1,295            1,714
                                                                                    -------           ------

               Cash and cash equivalents at end of period                           $ 2,089            2,177
                                                                                    =======           ======


See accompanying notes to combined financial statements.

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets and businesses owned by AT&T, as defined in note 1)

                     Notes to Combined Financial Statements

                                 March 31, 2001
                                   (unaudited)

(1)      Basis of Presentation

         The accompanying combined financial statements include the accounts of the subsidiaries and assets of AT&T Corp. ("AT&T") that are attributed to Liberty Media Group, as defined below. For convenience of discussion, assets and properties acquired, owned, or disposed of by subsidiaries of AT&T that are attributed to Liberty Media Group are referred to herein as being acquired, owned or disposed of by Liberty Media Group.

         At March 31, 2001, Liberty Media Group, or the Company, consisted principally of the following:

         - AT&T's assets and businesses which provide programming services including production, acquisition and distribution, through all available formats and media, of branded entertainment, educational and informational programming and software, including multimedia products;

         - AT&T's assets and businesses engaged in electronic retailing, direct marketing, advertising sales relating to programming services, infomercials and transaction processing;

         - certain of AT&T's interests in technology and Internet businesses;

         - certain of AT&T's assets and businesses engaged in international cable, telephony and programming businesses; and,

         - AT&T's holdings in a class of tracking stock of Sprint Corporation (the "Sprint PCS Group Stock").

         All significant intercompany accounts and transactions have been eliminated. The combined financial statements of Liberty Media Group are presented for purposes of additional analysis of the consolidated financial statements of AT&T and should be read in conjunction with such consolidated financial statements.

         The accompanying interim combined financial statements are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results of operations for any interim period are not necessarily indicative of results for the full year. These combined financial statements should be read in conjunction with the Company's combined financial statements and notes thereto included as an exhibit to AT&T's Annual Report on Form 10-K for the year ended December 31, 2000.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         Certain prior period amounts have been reclassified for comparability with the 2001 presentation.

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets and businesses owned by AT&T, as defined in note 1)

                Notes to Combined Financial Statements, continued

(2)      Accounting Change

         Effective January 1, 2001, Liberty Media Group adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive earnings and are recognized in the statement of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. If the derivative is not designated as a hedge, changes in the fair value of the derivative are recognized in earnings. Derivative gains and losses included in other comprehensive earnings are reclassified into earnings at the time the sale of the hedged item or transaction is recognized.

         The adoption of Statement 133 on January 1, 2001, resulted in a cumulative increase in net earnings of $545 million (after tax expense of $356 million) and an increase in other comprehensive loss of $87 million. The increase in net earnings was mostly attributable to separately recording the embedded call option obligations associated with the Company's senior exchangeable debentures. The increase in other comprehensive loss relates primarily to changes in the fair value of the Company's warrants and options to purchase certain available-for-sale securities.

         The Company uses various derivative instruments including equity collars, put spread collars, interest rate swaps and forward foreign exchange contracts to manage fair value risk associated with certain investments, interest rate risk on certain indebtedness, and foreign exchange rate risk. Derivative instruments are generally not used for speculative purposes. The derivative instruments may involve elements of credit and market risk in excess of amounts recognized in the financial statements. The Company monitors its positions and the credit quality of counter-parties, consisting primarily of major financial institutions, and does not anticipate nonperformance by any counter-party.

         For derivatives designed either as fair value or cash flow hedges, changes in the time value of the derivatives are excluded from the assessment of hedge effectiveness and are recognized in earnings. Hedge ineffectiveness, determined in accordance with Statement 133, had no impact on earnings for the three months ended March 31, 2001. No fair value hedges or cash flow hedges were derecognized or discontinued during the three months ended March 31, 2001.

         For the three months ended March 31, 2001, unrealized gains on financial instruments included a $333 million gain related to call option obligations, a $258 million net loss for changes in the fair value of derivative instruments related to available-for-sale securities and other derivatives not designated as hedging instruments, and a $31 million net loss for changes in the time value of options for fair value hedges.

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets and businesses owned by AT&T, as defined in note 1)

                Notes to Combined Financial Statements, continued


(3)      Supplemental Disclosures to Combined Statements of Cash Flows

                                                                                           Three months ended
                                                                                                 March 31,
                                                                                          ----------------------
                                                                                           2001            2000
                                                                                          -----           ------
                                                                                            amounts in millions
         Cash paid for acquisitions:
                Fair value of assets acquired                                             $ 117            2,510
                Net liabilities assumed                                                      (8)            (743)
                Deferred tax liability recorded                                              --             (362)
                Minority interests in equity of acquired attributed subsidiaries             --             (285)
                AT&T Class A Liberty Media Group common stock issued                         --             (778)
                                                                                          -----           ------
                   Cash paid for acquisitions                                             $ 109              342
                                                                                          =====           ======

         Cash paid for interest                                                           $ 156               70
                                                                                          =====           ======

(4)      Investments in Affiliates Accounted for Using the Equity Method

         Liberty Media Group has various investments accounted for using the equity method. The following table includes Liberty Media Group's carrying amount of the more significant investments in affiliates:

                                                                        March 31,     December 31,
                                                                          2001            2000
                                                                        ---------     ------------
                                                                           amounts in millions
         Gemstar-TV Guide International, Inc. ("Gemstar")               $ 4,958           5,855
         Discovery Communications, Inc. ("Discovery")                     3,068           3,133
         Telewest Communications plc ("Telewest")                         2,424           2,712
         USA Networks, Inc. ("USAI") and related investments              2,809           2,824
         QVC Inc. ("QVC")                                                 2,510           2,508
         Other                                                            3,453           3,432
                                                                        -------          ------
                                                                        $19,222          20,464
                                                                        =======          ======

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets and businesses owned by AT&T, as defined in note 1)

                Notes to Combined Financial Statements, continued


         The following table reflects Liberty Media Group's share of earnings (losses) of affiliates:

                                                                    Three months ended
                                                                         March 31,
                                                                  ----------------------
                                                                    2001            2000
                                                                  -------           ----
                                                                    amounts in millions
               Gemstar                                            $  (897)            --
               Discovery                                              (65)           (63)
               Telewest                                              (131)           (87)
               USAI and related investments                           (13)            (7)
               QVC                                                      2             (1)
               UnitedGlobalCom, Inc. ("UnitedGlobalCom")              (45)           (50)
               Teligent, Inc.                                         (85)           (71)
               Other                                                  (68)          (103)
                                                                  -------           ----
                                                                  $(1,302)          (382)
                                                                  =======           ====

         At March 31, 2001, the aggregate carrying amount of Liberty Media Group's investments in its affiliates exceeded Liberty Media Group's proportionate share of its affiliates' net assets by $14 billion. Such excess is being amortized over estimated useful lives ranging from 2 to 20 years. Amortization aggregating $349 million and $184 million for the three months ended March 31, 2001 and 2000, respectively, is included in share of losses of affiliates.

         Certain of Liberty Media Group's affiliates are general partnerships and, as such, Liberty Media Group is liable as a matter of partnership law for all debts (other than non-recourse debts) of that partnership in the event liabilities of that partnership were to exceed its assets.

         Summarized unaudited combined financial information for affiliates is as follows:

                                                            Three months ended
                                                                March 31,
                                                     -----------------------------
                                                       2001                  2000
                                                     -------                ------
                                                          amounts in millions
         Revenue                                     $ 4,451                 3,610
         Operating expenses                           (3,980)               (3,333)
         Depreciation and amortization                (1,109)                 (641)
                                                     -------                ------
             Operating loss                             (638)                 (364)
         Interest expense                               (645)                 (465)
         Other, net                                      103                    (4)
                                                     -------                ------
             Net loss                                $(1,180)                 (833)
                                                     =======                ======

         Gemstar

         Gemstar is a global technology and media company focused on consumer entertainment. The common stock of Gemstar is publicly traded. At March 31, 2001, Liberty Media Group held 87.5 million shares of Gemstar common stock. Gemstar's stock reported a closing price of $28.75 per share on March 31, 2001.

         On July 12, 2000, Gemstar acquired TV Guide, Inc. ("TV Guide"). TV Guide shareholders received .6573 shares of Gemstar common stock in exchange for each share of TV Guide. As a result of this transaction, 133 million shares of TV Guide held by Liberty Media Group were exchanged for 87.5 million shares of Gemstar common stock. At March 31, 2000, Liberty Media Group owned approximately 21% of Gemstar. Liberty Media Group recognized a $4.4 billion gain

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets and businesses owned by AT&T, as defined in note 1)

                Notes to Combined Financial Statements, continued


         (before deferred tax expense of $1.7 billion) on such transaction during the third quarter of 2000 based on the difference between the carrying value of Liberty Media Group's interest in TV Guide and the fair value of the Gemstar securities received.

         On May 2, 2001, Liberty Media Group entered into a transaction ("Exchange Transaction") with The News Corporation Limited ("News Corp.") to exchange 70.7 million shares of Gemstar held by Liberty Media Group for 121.5 million News Corp. American Depository Shares ("ADSs") representing preferred, limited voting, ordinary shares of News Corp. The fair value of the securities received by Liberty Media Group is less than the expected carrying value of the Gemstar shares on the date of the Exchange Transaction. As a result of the inherent loss on the Exchange Transaction, Liberty Media Group recorded an other than temporary decline in value adjustment on all of its Gemstar interests in the first quarter of 2001. Such adjustment ($764 million) is included in share of losses of Gemstar in the combined statements of operations.

         Telewest

         Telewest currently operates and constructs cable television and telephone systems in the UK. Flextech p.l.c. ("Flextech") develops and sells a variety of television programming in the UK. In April 2000, Telewest acquired Flextech in a merger transaction. As a result, each share of Flextech was exchanged for 3.78 new Telewest shares. Prior to the acquisition, Liberty Media Group owned an approximate 37% equity interest in Flextech and a 22% equity interest in Telewest. As a result of the acquisition, Liberty Media Group has an approximate 24.6% equity interest in Telewest. Liberty Media Group recognized a $649 million gain (before deferred tax expense of $227 million) on the acquisition during the second quarter of 2000 based on the difference between the carrying value of Liberty Media Group's interest in Flextech and the fair value of the Telewest shares received. At March 31, 2001, Liberty Media Group indirectly owned 724 million of the issued and outstanding Telewest ordinary shares. Telewest's ordinary shares reported a closing price of $1.69 per share on March 31, 2001.

         USAI

         USAI owns and operates businesses in network and television production, television broadcasting, electronic retailing, ticketing operations, and internet services. At March 31, 2001, Liberty Media Group directly and indirectly held 74.4 million shares of USAI's common stock. Liberty Media Group also held shares directly in certain subsidiaries of USAI which are exchangeable into 79 million shares of USAI common stock. Liberty Media Group's direct ownership of USAI is currently restricted by Federal Communications Commission ("FCC") regulations. The exchange of the shares in subsidiaries of USAI can be accomplished only if there is a change to existing regulations or if Liberty Media Group obtains permission from the FCC. If the exchange of subsidiary stock into USAI common stock was completed at March 31, 2001, Liberty Media Group would own 153.4 million shares or approximately 21% (on a fully-diluted basis) of USAI common stock. USAI's common stock reported a closing price of $23.94 per share on March 31, 2001.

         UnitedGlobalCom

         UnitedGlobalCom is a global broadband communications provider of video, voice and data services with operations in over 20 countries throughout the world. At March 31, 2001, Liberty Media Group owned an approximate 11.3% economic ownership interest representing an approximate 36.9% voting interest in UnitedGlobalCom. Liberty Media Group owns 9.9 million shares of UnitedGlobalCom Class B common stock and 1.2 million shares of UnitedGlobalCom Class A common stock. The UnitedGlobalCom Class B common stock is convertible, on a one - for-one basis, into UnitedGlobalCom Class A common stock. UnitedGlobalCom's Class A common stock reported a closing price of $13.13 per share on March 31, 2001.

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets and businesses owned by AT&T, as defined in note 1)

                Notes to Combined Financial Statements, continued


(5)      Investments in Available-for-sale Securities and Others

         Investments in available-for-sale securities and others are summarized as follows:

                                                                        March 31,        December 31,
                                                                          2001              2000
                                                                        ---------        ------------
                                                                            amounts in millions

         Sprint Corporation ("Sprint PCS")                              $ 5,007             5,192
         AOL Time Warner Inc. ("AOL Time Warner")                         7,112             6,325
         News Corp.                                                       2,179             2,342
         Motorola, Inc. ("Motorola")                                      1,570             1,982
         Other available-for-sale securities                              3,797             2,989
         Other investments, at cost, and related receivables                460               705
                                                                        -------            ------
                                                                         20,125            19,535
             Less short-term investments                                    444               500
                                                                        -------            ------
                                                                        $19,681            19,035
                                                                        =======            ======

         Sprint PCS

         Liberty Media Group and certain of its consolidated subsidiaries collectively are the beneficial owners of approximately 197 million shares of Sprint PCS Group Stock and certain other instruments convertible into such securities (the "Sprint Securities"). The Sprint PCS Group Stock is a tracking stock intended to reflect the performance of Sprint's domestic wireless PCS operations. Liberty Media Group accounts for its investment in the Sprint Securities as an available-for-sale security.

         Pursuant to a final judgment (the "Final Judgment") agreed to by Liberty Media Corporation, AT&T and the United States Department of Justice (the "DOJ") on December 31, 1998, Liberty Media Group transferred all of its beneficially owned securities of Sprint PCS (the "Sprint PCS Securities") to a trustee (the "Trustee") prior to the AT&T Merger. The Final Judgment, which was entered by the United States District Court for the District of Columbia on August 23, 1999, requires the Trustee, on or before May 23, 2002, to dispose of a portion of the Sprint PCS Securities sufficient to cause Liberty Media Group to beneficially own no more than 10% of the outstanding Series 1 PCS Stock of Sprint PCS on a fully diluted basis on such date. On or before May 23, 2004, the Trustee must divest the remainder of the Sprint PCS Securities beneficially owned by Liberty Media Group.

         The Final Judgment requires that the Trustee vote the Sprint PCS Securities beneficially owned by Liberty Media Group in the same proportion as other holders of Sprint's PCS Group Stock so long as such securities are held by the trust. The Final Judgment also prohibits the acquisition by Liberty Media Group of additional Sprint PCS Securities, with certain exceptions, without the prior written consent of the DOJ.

         AOL Time Warner

         On January 11, 2001, American Online, Inc. completed its merger with Time Warner Inc. ("Time Warner") to form AOL Time Warner. In connection with the merger, each share of Time Warner common stock held by Liberty Media Group was converted into 1.5 shares of an identical series of AOL Time Warner stock. Upon completion of this transaction, Liberty holds a total of 171 million shares in AOL Time Warner. Liberty Media Group recognized a $253 million gain (before deferred tax expense of $100 million) based upon the difference between the carrying value of Liberty

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets and businesses owned by AT&T, as defined in note 1)

                Notes to Combined Financial Statements, continued


         Media Group's interest in Time Warner and the fair value of the AOL Time Warner securities received.

         News Corp.

         Subsequent to the Exchange Transaction, Liberty Media Group owns 203 million ADSs or 18% of the outstanding equity of News Corp.

         Motorola

         On January 5, 2000, Motorola completed the acquisition of General Instrument Corporation ("General Instrument") through a merger of General Instrument with a wholly owned subsidiary of Motorola. In connection with the merger Liberty Media Group received 54 million shares and warrants to purchase 37 million shares of Motorola common stock in exchange for its holdings in General Instrument. Liberty Media Group recognized a $2.2 billion gain (before deferred tax expense of $883 million) on such transaction during the first quarter of 2000 based on the difference between the carrying value of Liberty Media Group's interest in General Instrument and the fair value of the Motorola securities received. During 2000, Liberty Media Group exercised a warrant to purchase approximately 9 million shares of Motorola common stock at an exercise price of $8.26 per share.

         Viacom, Inc.

         On January 23, 2001, BET Holdings II, Inc. ("BET") was acquired by Viacom, Inc. ("Viacom") in exchange for shares of Class B common stock of Viacom pursuant to an Agreement and Plan of Merger among Liberty Media Group, BET, Viacom, Robert L. Johnson and the Johnson Children's Insurance Trust and certain of their respective affiliates. As a result of the merger, Liberty Media Group received approximately 15.2 million shares of Viacom's Class B common stock (less than 1% of Viacom's common equity) in exchange for its 35% interest in BET, which investment had been accounted for using the equity method. Liberty Media Group accounts for its investment in Viacom as an available-for-sale security. Liberty Media Group recognized a gain of $570 million (before deferred tax expense of $225 million) in the first quarter of 2001 based upon the difference between the carrying value of Liberty Media Group's interest in BET and the value of the Viacom securities received.

         Other-Than-Temporary Decline in Fair Value of Investments

         During the first quarter of 2001, Liberty Media Group determined that certain of its other investments experienced other than temporary declines in value. As a result, the carrying amounts of these investments were adjusted to their respective fair values at March 31, 2001. These adjustments, which included a $127 million adjustment to Liberty Media Group's investment in Antec Corporation, resulted in a total charge of $304 million, before deducting a deferred income tax benefit of $120 million.

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets and businesses owned by AT&T, as defined in note 1)

                Notes to Combined Financial Statements, continued


         Investments in available-for-sale securities are summarized as follows:

                                                       March 31,           December 31,
                                                          2001                 2000
                                                        --------             -------
                                                            amounts in millions
         Equity securities:
             Cost basis                                 $ 18,279              17,736
             Gross unrealized holding gains                1,531               1,868
             Gross unrealized holding losses              (2,043)             (2,517)
                                                        --------             -------
             Fair value                                 $ 17,767              17,087
                                                        ========             =======
         Debt securities:
             Cost basis                                 $  1,734               1,533
             Gross unrealized holding gains                   80                  86
             Gross unrealized holding losses                 (64)                (64)
                                                        --------             -------
             Fair value                                 $  1,750               1,555
                                                        ========             =======


         Management estimates the fair market value of all of its investments in available-for-sale securities and others aggregated $20.2 billion and $19.7 billion at March 31, 2001 and December 31, 2000, respectively. Management calculates market values using a variety of approaches including multiple of cash flow, per subscriber value, a value of comparable public or private businesses or publicly quoted market prices. No independent appraisals were conducted for those assets.

         Liberty Media Group enters into equity collars and put spread collars to manage market risk associated with its investments in certain marketable securities. These instruments are recorded at fair value based on option pricing models using the historical volatility of the underlying security. Equity collars generally have high correlation between changes in the fair value of the instrument and changes in the fair value of the underlying security, and therefore, qualify as fair value hedges. Conversely, put spread collars generally do not have high correlation, and therefore do not qualify as fair value hedges. The following table illustrates the fair value of the Liberty Media Group's equity collars and put spread collars which are included as part of the investment balance:

                                               March 31,       December 31,
                                                 2001             2000
                                               ---------       ------------
                  Type of Derivative               amounts in millions
                  Equity collars                $1,713            1,293
                  Put spread collars               148              188

(6)      Acquisitions

         Ascent Entertainment Group, Inc. ("Ascent")

         On March 28, 2000, Liberty Media Group announced that it had completed its cash tender offer for the outstanding common stock of Ascent at a price of $15.25 per share. Approximately 85% of the outstanding shares of common stock of Ascent were tendered in the offer and Liberty Media Group paid $385 million. On June 8, 2000, Liberty Media Group completed its acquisition of 100% of Ascent for an additional $67 million. The total purchase price for the acquisition was $452 million. Such transaction was accounted for as a purchase and the $228 million excess of the purchase price over the fair value of the net assets acquired is being amortized over 5 years.

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets and businesses owned by AT&T, as defined in note 1)

                Notes to Combined Financial Statements, continued


         Liberty Livewire Corporation ("Liberty Livewire")

         On April 10, 2000, Liberty Media Group acquired all of the outstanding common stock of Four Media Company ("Four Media") for total consideration of $462 million comprised of $123 million in cash, $194 million of assumed debt, 6.4 million shares of AT&T Class A Liberty Media Group common stock and a warrant to purchase approximately 700,000 shares of AT&T Class A Liberty Media Group common stock at an exercise price of $23 per share. Four Media provides technical and creative services to owners, producers and distributors of television programming, feature films and other entertainment products both domestically and internationally.

         On June 9, 2000, Liberty Media Group acquired a controlling interest in The Todd-AO Corporation ("Todd-AO") in exchange for approximately 5.4 million shares of AT&T Class A Liberty Media Group common stock valued at $106 million. Todd-AO provides sound, video and ancillary post production and distribution services to the motion picture and television industries in the United States and Europe. Immediately following the closing of such transaction, Liberty Media Group contributed to Todd-AO 100% of the capital stock of Four Media, and Todd-AO changed its name to Liberty Livewire.

         On July 19, 2000, Liberty Media Group purchased all of the assets relating to the post production, content and sound editorial businesses of Soundelux Entertainment Group for $90 million in cash, and contributed such assets to Liberty Livewire. Following this contribution, Liberty Media Group's ownership in Liberty Livewire increased to approximately 88% of the equity and approximately 99% of the voting power of Liberty Livewire outstanding immediately following the contribution.

         Each of the foregoing acquisitions was accounted for as a purchase. In connection therewith, Liberty Media Group recorded an aggregate increase to combined attributed net assets of $251 million. The aggregate $452 million excess purchase price over the fair value of the net assets acquired is being amortized over 20 years.

         Pro-Forma Information

         The following unaudited pro forma revenue and net earnings for the three months ended March 31, 2000 were prepared assuming the 2000 acquisitions discussed above occurred on January 1, 2000. These pro forma amounts are not necessarily indicative of operating results that would have occurred if the acquisitions discussed above had occurred on January 1, 2000. (amounts in millions)

                  Revenue                                  $ 467
                  Net earnings                             $ 885

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets and businesses owned by AT&T, as defined in note 1)

                Notes to Combined Financial Statements, continued


(7)      Long-Term Debt

         Debt is summarized as follows:

                                                           March 31,       December 31,
                                                             2001             2000
                                                           ---------       ------------
                                                              amounts in millions
              Parent company debt:
                  Senior notes                              $  742              742
                  Senior debentures                          1,486            1,486
                  Senior exchangeable debentures               854            1,679
                  Securities lending agreement                 315              338
                  Bank credit facilities                       675              475
                  Other debt                                   276              242
                                                            ------            -----
                                                             4,348            4,962
                                                            ------            -----
              Debt of subsidiaries:
                  Bank credit facilities                     1,292            1,129
                  Senior notes                                 185              179
                  Other debt                                   212               93
                                                            ------            -----
                                                             1,689            1,401
                                                            ------            -----
                  Total debt                                 6,037            6,363
              Less current maturities                        1,416            1,094
                                                            ------            -----
                Total long-term debt                        $4,621            5,269
                                                            ======            =====

         Senior Notes and Debentures

         On July 7, 1999, Liberty Media Group issued $750 million of 7-7/8% Senior Notes due 2009 and issued $500 million of 8-1/2% Senior Debentures due 2029 for aggregate cash proceeds of $741 million and $494 million, respectively. Interest on both issuances is payable on January 15 and July 15 of each year.

         On February 2, 2000, Liberty Media Group issued $1 billion of 8-1/4% Senior Debentures due 2030 for aggregate cash proceeds of $983 million. Interest on these debentures is payable on February 1 and August 1 of each year.

         The senior notes and debentures are stated net of an aggregate unamortized discount of $22 million at March 31, 2001 and December 31, 2000, which is being amortized to interest expense in the combined statements of operations.

         Senior Exchangeable Debentures

         On November 16, 1999, Liberty Media Group issued $869 million of 4% Senior Exchangeable Debentures due 2030. Interest is payable on May 15 and November 15 of each year. Each $1,000 debenture is exchangeable at the holder's option for the value of 22.9486 shares of Sprint PCS Group Stock. After the later of December 31, 2001 and the date Liberty Media Group's ownership level of Sprint PCS Group Stock falls below a specified level, Liberty Media Group may, at its election, pay the exchange value in cash, Sprint PCS Group Stock or a combination thereof. Prior to such time, the exchange value must be paid in cash.

         On February 10, 2000, Liberty Media Group issued $750 million of 3-3/4% Senior Exchangeable Debentures due 2030. On March 8, 2000, Liberty Media Group issued an additional $60 million of 3-3/4% Senior Exchangeable Debentures. Interest is payable on February 15 and August 15 of each year. Each $1,000 debenture is exchangeable at the holder's option for the value of

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets and businesses owned by AT&T, as defined in note 1)

                Notes to Combined Financial Statements, continued


         16.7764 shares of Sprint PCS Group Stock. After the later of February 15, 2002 and the date Liberty Media Group's ownership level of Sprint PCS Group Stock falls below a specified level, Liberty Media Group may, at its election, pay the exchange value in cash, Sprint PCS Group Stock or a combination thereof. Prior to such time, the exchange value must be paid in cash.

         On January 11, 2001, Liberty Media Group issued $550 million of 3-1/2% Senior Exchangeable Debentures due 2031 for aggregate cash proceeds of $539 million. On January 17, 2001, Liberty Media Group issued an additional $50 million of 3-1/2% Senior Exchangeable Debentures due 2031. Interest is payable on January 15 and July 15 of each year. Each $1,000 debenture is exchangeable at the holder's option for the value of 36.8189 shares of Motorola common stock. Such exchange value is payable, at Liberty Media Group's option, in cash, Motorola stock or a combination thereof. On or after January 15, 2006, Liberty Media Group, at its option, may redeem the debentures for cash.

         On March 8, 2001, Liberty Media Group issued $817.7 million of 3-1/4% Senior Exchangeable Debentures due 2031. Interest is payable on March 15 and September 15 of each year. Each $1,000 debenture is exchangeable at the holder's option for the value of 18.5666 shares of Viacom Class B common stock. After January 23, 2003, such exchange value is payable at Liberty Media Group's option in cash, Viacom stock or a combination thereof. Prior to such date, the exchange value must be paid in cash. On or after March 15, 2006, Liberty Media Group, at its option, may redeem the debentures for cash.

         Prior to the adoption of Statement 133, the carrying amount of the senior exchangeable debentures was adjusted based on the fair value of the underlying security. Increases or decreases in the value of the underlying security above the principal amount of the senior exchangeable debentures were recorded as an adjustment to interest expense in the combined statements of operations and comprehensive earnings. If the value of the underlying security decreased below the principal amount of the senior exchangeable debentures there was no effect on the principal amount of the debentures.

         Upon adoption of Statement 133, the call option feature of the exchangeable debentures is reported separately in the combined balance sheet at fair value. Accordingly, at January 1, 2001, Liberty Media Group recorded a transition adjustment to reflect the call option obligations at fair value ($459 million) and to recognize in net earnings the difference between the fair value of the call option obligations at issuance and the fair value of the call option obligations at January 1, 2001. Such adjustment to net earnings aggregated $757 million (before tax expense of $299 million) and is included in cumulative effect of accounting change. Changes in the fair value of the call option obligations subsequent to January 1, 2001 are recognized as unrealized gain (losses) on financial instruments in Liberty Media Group's combined statements of operations. During the three months ended March 31, 2001, Liberty Media Group recorded unrealized gains of $333 million related to the call option obligations.

         Under Statement 133, the reported amount of the long-term debt portion of the exchangeable debentures is calculated as the difference between the face amount of the debentures and the fair value of the call option feature on the date of issuance. The fair value of the call option obligations related to the $1,418 million of exchangeable debentures issued during the three months ended March 31, 2001, aggregated $1,028 million on the date of issuance. Accordingly, the long-term debt portion was recorded at $390 million. The long-term debt is accreted to its face amount over the term of the debenture using the effective interest method. The transition adjustment noted above resulted in a decrease in the carrying value of the long-term debt portion of the senior exchangeable debentures of $1,216 million on January 1, 2001.

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets and businesses owned by AT&T, as defined in note 1)

                Notes to Combined Financial Statements, continued


         Securities Lending Agreement

         On January 7, 2000, a trust, which holds Liberty Media Group's investment in Sprint Corporation, entered into agreements to loan 18 million shares of Sprint PCS Group Stock to a third party, as Agent. The obligation to return those shares is secured by cash collateral equal to 100% of the market value of that stock, which was $315 million at March 31, 2001. During the period of the loan, which is terminable by either party at any time, the cash collateral is to be marked-to-market daily. The trust, for the benefit of Liberty Media Group, has the use of 80% of the cash collateral plus any interest earned thereon during the term of the loan, and is required to pay a rebate fee equal to the Federal funds rate less 30 basis points to the borrower of the loaned shares. Interest earned on the cash collateral aggregated $23 million as of March 31, 2001, and Liberty Media Group had utilized $256 million of the cash collateral and interest income as of such date. Unutilized cash collateral of $59 million at March 31, 2001, which represents restricted cash, is included in other current assets in the combined balance sheets.

         Bank Credit Facilities

         At March 31, 2001, Liberty Media Group had approximately $199 million in unused lines of credit under its bank credit facilities. The bank credit facilities of Liberty Media Group generally contain restrictive covenants which require, among other things, the maintenance of certain financial ratios, and include limitations on indebtedness, liens, encumbrances, acquisitions, dispositions, guarantees and dividends. Liberty Media Group was in compliance with its debt covenants at March 31, 2001. Additionally, Liberty Media Group pays fees ranging from .15% to .375% per annum on the average unborrowed portions of the total amounts available for borrowings under bank credit facilities.

         Based on quoted market prices, the fair value of Liberty Media Group's debt at March 31, 2001 is as follows (amounts in millions):

                 Senior notes of parent company                              $  738
                 Senior debentures of parent company                          1,364
                 Senior exchangeable debentures of parent company             1,244
                 Senior notes of attributed subsidiary                          192

         Liberty Media Group believes that the carrying amount of the remainder of its debt approximated its fair value at March 31, 2001.

(8)      Combined Attributed Net Assets

         Stock Issuances of Subsidiaries

         During the three months ended March 31, 2001, consolidated subsidiaries attributed to Liberty Media Group issued shares of common stock in connection with certain acquisitions and the exercise of certain employee stock options. In connection with the increase in the issuers' equity, net of the dilution of Liberty Media Group's ownership interest, that resulted from such stock issuances, Liberty Media Group recorded a $9 million increase to combined attributed net assets.

         Transactions with AT&T

         Certain subsidiaries attributed to Liberty Media Group produce and/or distribute programming and other services to cable distribution operators (including AT&T) and others pursuant to long term affiliation agreements. Charges to AT&T are based upon customary rates charged to others. Amounts included in revenue for services provided to AT&T were $86 million and $52 million for the three months ended March 31, 2001 and 2000, respectively.

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets and businesses owned by AT&T, as defined in note 1)

                Notes to Combined Financial Statements, continued


         AT&T allocates certain corporate general and administrative costs to Liberty Media Group pursuant to an intergroup agreement for services provided. Management believes such allocation methods are reasonable and materially approximate the amount that Liberty Media Group would have incurred on a stand-alone basis. In addition, there are arrangements between subsidiaries attributed to Liberty Media Group and AT&T and its other subsidiaries for satellite transponder services, marketing support, programming, and hosting services. These expenses aggregated $7 million during each of the three month periods ended March 31, 2001 and 2000.

         Due to (from) Related Parties

         The amounts included in "Due to (from) related parties" represent a non-interest bearing intercompany account with AT&T which includes income tax allocations that are to be settled at some future date. All other amounts included in the intercompany account are generally repaid within thirty days.

(9)      Commitments and Contingencies

         Starz Encore Group LLC ("Starz Encore Group"), a subsidiary that is attributed to the Liberty Media Group, provides premium programming distributed by cable, direct-to-home satellite and other distribution media throughout the United States. Starz Encore Group is obligated to pay fees for the rights to exhibit certain films that are released by various producers through 2017 (the "Film Licensing Obligations"). Based on customer levels at March 31, 2001, these agreements require minimum payments aggregating approximately $1.2 billion. The aggregate amount of the Film Licensing Obligations under these license agreements is not currently estimable because such amount is dependent upon the number of qualifying films released theatrically by certain motion picture studios as well as the domestic theatrical exhibition receipts upon the release of such qualifying films. Nevertheless, required aggregate payments under the Film Licensing Obligations could prove to be significant.

         Liberty Media Group has guaranteed various loans, notes payable, letters of credit and other obligations (the "Guaranteed Obligations") of certain affiliates. At March 31, 2001, the Guaranteed Obligations aggregated approximately $461 million. Currently, Liberty Media Group is not certain of the likelihood of being required to perform under such guarantees.

         Liberty Media Group leases business offices, has entered into pole rental and transponder lease agreements and uses certain equipment under lease arrangements.

         Liberty Media Group has contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible Liberty Media Group may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying combined financial statements.

(10)     Proposed Split Off Transaction

         AT&T currently owns all the outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock of Liberty Media Corporation. Subsequent to December 31, 2000, AT&T initiated a process for effecting the split off of Liberty Media Corporation from AT&T by means of a redemption of AT&T Liberty Media Group tracking stock (the "Split Off Transaction"). Prior to the Split Off Transaction, Liberty will increase its authorized capital stock, and the Liberty Class A and Class B Common Stock will be reclassified as Series A Liberty Media Corporation common stock ("Series A common stock") and the Class C Common Stock will be

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets and businesses owned by AT&T, as defined in note 1)

                Notes to Combined Financial Statements, continued


         reclassified as Series B Liberty Media Corporation common stock ("Series B common stock"). In the Split Off Transaction, each share of Class A and Class B Liberty Media Group Common Stock will be exchanged for a like share of Series A common stock and Series B common stock, respectively. Upon completion of the Split Off Transaction, Liberty Media Corporation will no longer be a subsidiary of AT&T and no shares of AT&T Liberty Media Group tracking stock will remain outstanding. The Split Off Transaction will be accounted for at historical cost. There can be no assurance that the Split Off Transaction will be effected.